SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)

                      Great Lakes Dredge & Dock Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    390607109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 390607109
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Hound Partners, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     4,783,323

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     4,783,323

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.18%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No. 390607109
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Hound Performance, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     4,783,323

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     4,783,323

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,783,323

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.18%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No. 390607109
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Jonathan Auerbach

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     4,783,323

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     4,783,323

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,783,323

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.18%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 390607109
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Hound Partners, LP

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,378,415

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,378,415

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,378,415

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.07%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 390607109
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Hound Partners Offshore Fund, LP

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,404,908

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,404,908

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,404,908

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.11%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 390607109
          ---------

Item 1(a).  Name of Issuer:

            Great Lakes Dredge & Dock Corporation
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2122 York Road
            Oak Brook, Illinois 60523
            --------------------------------------------------------------------

Item 2(a) - (c).  Name Principal Business Address, and Citizenship of Person
                  Filing:

            Hound Partners, LLC
            101 Park Avenue, 48th Floor
            New York, NY 10178

            Hound Performance, LLC
            101 Park Avenue, 48th Floor
            New York, NY 10178

            Jonathan Auerbach
            101 Park Avenue, 48th Floor
            New York, NY 10178

            Hound Partners, LP
            101 Park Avenue, 48th Floor
            New York, NY 10178

            Hound Partners Offshore Fund, LP
            c/o Citco Fund Services (Curacao) N.V.
            Kaya Flamboyan 9
            P.O. Box 4774
            Willemstad, Curacao
            Netherlands Antilles
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.0001 Par Value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            390607109
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C.
               78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Hound Partners, LLC                                  4,783,323 shares
          Hound Performance, LLC                               4,783,323 shares
          Jonathan Auerbach                                    4,783,323 shares
          Hound Partners, LP                                   2,378,415 shares
          Hound Partners Offshore Fund, LP                     2,404,908 shares
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Hound Partners, LLC                                           8.18%
          Hound Performance, LLC                                        8.18%
          Jonathan Auerbach                                             8.18%
          Hound Partners, LP                                            4.07%
          Hound Partners Offshore Fund, LP                              4.11%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

          Hound Partners, LLC                                           0 shares
          Hound Performance, LLC                                        0 shares
          Jonathan Auerbach                                             0 shares
          Hound Partners, LP                                            0 shares
          Hound Partners Offshore Fund, LP                              0 shares
                                                             ------------------,

          (ii) Shared power to vote or to direct the vote

          Hound Partners, LLC                                  4,783,323 shares
          Hound Performance, LLC                               4,783,323 shares
          Jonathan Auerbach                                    4,783,323 shares
          Hound Partners, LP                                   2,378,415 shares
          Hound Partners Offshore Fund, LP                     2,404,908 shares
                                                             ------------------,

         (iii) Sole power to dispose or to direct the disposition of

          Hound Partners, LLC                                           0 shares
          Hound Performance, LLC                                        0 shares
          Jonathan Auerbach                                             0 shares
          Hound Partners, LP                                            0 shares
          Hound Partners Offshore Fund, LP                              0 shares
                                                             ------------------,

          (iv) Shared power to dispose or to direct the disposition of

          Hound Partners, LLC                                  4,783,323 shares
          Hound Performance, LLC                               4,783,323 shares
          Jonathan Auerbach                                    4,783,323 shares
          Hound Partners, LP                                   2,378,415 shares
          Hound Partners Offshore Fund, LP                     2,404,908 shares
                                                             ------------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [x].

Hound Partners, LP and Hound Partners Offshore Fund, LP have ceased to be the beneficial owner of more than five percent of the class of securities reported herein. Hound Partners, LLC, Hound Performance, LLC and Jonathan Auerbach continue to hold more than five percent of the class of securities herein.

          ----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A
          ----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          N/A
          ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

      By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      February 14, 2008
                                        ----------------------------------------
                                                        (Date)


                                                HOUND PARTNERS, LLC

                                                By: /s/ Jonathan Auerbach
                                                    ---------------------
                                                    Jonathan Auerbach,
                                                    Managing Member


                                                HOUND PERFORMANCE, LLC

                                                By: /s/ Jonathan Auerbach
                                                    ---------------------
                                                    Jonathan Auerbach,
                                                    Managing Member

                                                /s/ Jonathan Auerbach
                                                ---------------------


                                                HOUND PARTNERS, LP
                                                By:  Hound Performance, LLC,
                                                its general partner

                                                By: /s/ Jonathan Auerbach
                                                    ---------------------
                                                    Jonathan Auerbach,
                                                    Managing Member


                                                HOUND PARTNERS OFFSHORE FUND, LP
                                                By:  Hound Performance, LLC,
                                                its general partner

                                                By: /s/ Jonathan Auerbach
                                                    ---------------------
                                                    Jonathan Auerbach,
                                                    Managing Member

                                                                       EXHIBIT A

                                    AGREEMENT

     The undersigned agree that this Schedule 13G dated February 14, 2008 relating to the Common Stock, par value $0.0001 of Great Lakes Dredge & Dock Corporation shall be filed on behalf of the undersigned.

                                                HOUND PARTNERS, LLC

                                                By: /s/ Jonathan Auerbach
                                                    ---------------------
                                                    Jonathan Auerbach,
                                                    Managing Member


                                                HOUND PERFORMANCE, LLC

                                                By: /s/ Jonathan Auerbach
                                                    ---------------------
                                                    Jonathan Auerbach,
                                                    Managing Member

                                                /s/ Jonathan Auerbach
                                                ---------------------


                                                HOUND PARTNERS, LP
                                                By:  Hound Performance, LLC,
                                                its general partner

                                                By: /s/ Jonathan Auerbach
                                                    ---------------------
                                                    Jonathan Auerbach,
                                                    Managing Member


                                                HOUND PARTNERS OFFSHORE FUND, LP
                                                By:  Hound Performance, LLC,
                                                its general partner

                                                By: /s/ Jonathan Auerbach
                                                    ---------------------
                                                    Jonathan Auerbach,
                                                    Managing Member

SK 22404 0001 852966